Exhibit 99.1

COMPETITIVE TECHNOLOGIES AGREES TO CANCEL HEARING IN NANO CASE; BOND TO BE POSTED

Fairfield, CT (January 24, 2007) - Competitive Technologies, Inc. - (AMEX: CTT), a full service technology transfer and licensing provider, announced that the Company reached an agreement today with John B. Nano relating to a prejudgment remedy hearing scheduled to proceed today before Federal Court Magistrate Judge Thomas P. Smith. Pursuant to agreement, the hearing was cancelled and CTT will post a bond. According to the judge’s order issued today, “the parties have agreed, and upon their agreement the court has ordered, that a bond in the amount of $2.5 million to serve as security shall be posted by a reputable insurance company by the close of business on January 26, 2007. The court further notes that this measure saves substantial litigation costs to both sides of this lawsuit, as well as conserves valuable judicial resources, which can be better spent assisting the parties with a possible resolution of this case in its entirety.” The court has agreed to assist the parties in expedited settlement discussions.

“We believe that posting this bond is the most prudent course of action and will save continued litigation costs for both parties, and the shareholders’ money,” commented D.J. Freed, Ph.D., President and Chief Executive Officer of Competitive Technologies, Inc.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider, focused on bringing the intellectual property assets of its clients to the marketplace. CTT specializes in identifying, developing and commercializing innovative technologies in a variety of areas, including life and physical sciences, electronics, and nanotechnologies. Through its global distribution platform, CTT maximizes the value of its clients’ intellectual property assets. For more information, please visit: www.competitivetech.net.

Statements about our future expectations, including development and regulatory plans, and all other statements in this press release, other than historical facts, are “forward-looking statements” within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. If and when used herein, the words “may,” “will,” “should,” “anticipate,” “believe,” “appear,” “intend,” “plan,” “expect,” “estimate,” “approximate,” and similar expressions, as they relate to us or our business or management, are intended to identify such forward-looking statements. These statements involve risks and uncertainties related to our ability to obtain rights to market technologies, market acceptance of and competition for our licensed technologies, growth strategies and strategic plans, operating performance and financing of our operations, industry trends, and other risks and uncertainties inherent in our business, including those set forth in Item 1A under the caption “Risk Factors,” in our most recent Annual Report on Form 10-K for the year ended July 31, 2006, filed with the Securities and Exchange Commission (“SEC”) on October 30, 2006, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.